Exhibit 10.7

Compensatory Arrangements for Non-Employee Directors

The Board of Directors of MicroFinancial Incorporated (the “Company”) adopted the following annual compensation package for its non-employee directors, effective for fees and other compensation payable relating to the Company’s fiscal year ended December 31, 2013 and, unless later amended, for subsequent periods:

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an annual retainer of $21,500, to be paid at the director’s election either entirely in shares of stock or 40% in cash and 60% in shares of stock, in each case with full vesting upon the date of issuance;

•	a cash fee of $1,250 for meetings, including committee meetings, not held by telephone and not held on the same day as a full Board meeting;

•	committee meeting fees of $500 for telephonic meetings and meetings on the same day as Board meetings;

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fees for the Chair of the Audit Committee ($10,750 per year), the Compensation and Benefits Committee ($5,500 per year) and the Nominating and Governance Committee ($5,500 per year), to be paid either entirely in shares of stock or 40% in cash and 60% in shares of stock, in each case with full vesting upon the date of issuance;

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a fee for the Chairman of the Board of $10,750 per year, to be paid either entirely in shares of stock or 40% in cash and 60% in shares of stock, in each case with full vesting upon the date of issuance;

•	a stock grant made annually to each non-employee director valued at $45,000 on the date of grant, with all shares of stock fully vested upon the date of issuance; and

•	health insurance benefits for those non-employee directors who elect to participate, with the cost to be borne partially by the Company, consistent with its past practices.

Committee chairs may decide in their discretion that a meeting is not substantive enough to merit the committee fees described above.